EXHIBIT 10.3
AMENDMENT TO DEPOSIT PROCESSING SERVICES AGREEMENT

This AMENDMENT TO DEPOSIT PROCESSING SERVICES AGREEMENT (this "Amendment") is entered into as of September 22, 2014 by and between Higher One, Inc. ("Higher One") and Customers Bank ("Bank").

WHEREAS, Higher One and Bank are parties to that certain Deposit Processing Services Agreement dated as of July 11, 2013 (the "Agreement"); and

WHEREAS, the Parties mutually desire to amend the Agreement as described herein; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Unless otherwise defined in this Amendment, all capitalized terms used herein shall have the definitions indicated in the Agreement.

2.            Section 2.1 of the Agreement shall be amended and restated as follows:

2.1 General Intent.  It is the intent of the Parties to offer Bank financial products to potential customers, including but not limited to students, student's parents, faculty, and staff.  As set forth herein, Higher One, on behalf of Bank, will provide processing and other administrative services including, but not limited to, customer services, with respect to those Depositor Accounts, and Bank will establish and maintain the Depositor Accounts opened by such customers.

3.            Subsection 2(e) of the Agreement shall be amended and restated as follows:

(e) Availability of Cards.  Bank shall (i) permit the Depositor Accounts to be linked to Cards issued by a third party financial institution available to Depositors serviced by Higher One allowing Depositors to execute Card transactions based on funds available in the Depositor Accounts in compliance with applicable Network Rules and (ii) permit the Card transactions made by Depositors based on funds available in the Depositor Accounts and applicable Network Rules.  Higher One may not offer pre-paid or similar cards of or issued by Bank without prior consent of Bank.
4.            A new subsection (h) shall be added to Section 2.3 of the Agreement and shall state the following:

(h) Payment Card Industry Data Security Standards.  Bank shall at all times comply with the Payment Card Industry Data Security Standards, as they may be amended or revised, during the Term of this Agreement.

5.            Section 2.10 of the Agreement shall be amended and restated as follows:

2.10 Other Agreements Not Precluded.  This Agreement shall not preclude Higher One from entering into similar agreements to provide deposit processing services to other banks or financial institutions, nor shall it preclude Bank from providing  products or services to providers of other depositor programs generally through Bank's own marketing efforts or though the marketing efforts of other third parties.  Additionally, Bank shall also be allowed to solicit Higher One's customers for traditional banking products and programs that do not compete with Higher One Services and Products, at the Bank's discretion, from time to time and to the extent such solicitations (a) do not breach the provisions of the contracts Higher One enters into with any of its University clients and (b) is in compliance with Applicable Law.
The Parties agree that, upon any necessary policy updates by Higher One, Bank shall be allowed to market its BankMobile deposit program to either (a) a Depositor or non-depositor who meets the following criteria: (i) has self reported to Higher One that he or she is a student and will be graduating within the following four months or (ii) has reported to Higher One that he or she has already graduated and is no longer enrolled at a University that is a client of Higher One or (b) a non-depositor who has opted to receive marketing solicitations from Higher One or its partners.
The Parties agree that all marketing materials related to the Bank Mobile program will be generated by BankMobile and that will be used to solicit deposits, loans, or other financial products/services to any (i) Depositor or (ii) non-depositor who meets the criteria set forth in the preceding paragraph will be reviewed and approved by both Parties prior to use.  This review will not take longer than 3 business days and approval can only be withheld if the marketing material violates an aspect of law, regulation, or agreement between Higher One and a client Institution.   The Parties agree that any and all technology development scope, work and appropriate pricing will be approved by both Parties.  At the written request of Bank, Higher One will provide Bank a data file with the appropriate information as to be agreed upon by both parties at the time of the request.
To the extent that any such solicitation materials breach any provision of the agreements that Higher One enters into with any University, Bank will cease using such solicitations upon notice from Higher One.
6.            Section 3.2 of the Agreement shall be amended and restated as follows:

3.2 Higher One Compensation.  As consideration for the processing services and other services Higher One is providing under this Agreement, Bank shall pay to Higher One the fee as set forth on Schedule 3.2.  In addition, Higher One will have the right to retain all fees generated by or from the Depositor Accounts, including, but not limited to, Fees, interchange and all other miscellaneous revenues.  Higher One shall also retain all fees, charges, and interchange generated by its ATMs and from its payment processing services.  For the avoidance of doubt, the foregoing shall not apply to customers solicited by Bank under its BankMobile program.  The Parties agree that as consideration for Higher One's consent for Bank to solicit Depositors pursuant to Section 2.10 above, Bank shall pay Higher One the sum of: (a) a onetime payment of $20 for each Depositor who opens a BankMobile checking account (each, a "Higher One BankMobile Customer") and maintains such active BankMobile checking account for a period of no less than six months following the opening of such account; (b) a onetime payment equal to 25 basis points of the total amount of any loan (excluding lines of credit) originated at Bank or one of its affiliates by a Higher One BankMobile Customer within 18 months of the opening date of the BankMobile account; (c) a onetime payment equal to 12.5 basis points of the total amount of any line of credit at bank originated by a Higher One BankMobile Customer within 18 months of the opening date of the BankMobile account; (d) an equal split between the Parties of all net profit generated from any credit card offered by Bank, one of its affiliates or a third party vendor engaged by Bank or one of its affiliates, which a Higher One BankMobile Customer opens within 18 months of the opening date of the BankMobile account; and (e) an equal split between the Parties of all net profit generated from any insurance offering offered by Bank or a third party vendor engaged by Bank or one of its affiliates, which a Higher One BankMobile Customer obtains within 18 months of the opening date of the BankMobile account.  Within ten (10) days after the end of each month, Bank shall provide Higher One with a monthly report on the compensation payable to Higher One in connection with the BankMobile program and Higher One shall have the right at its own expense, to conduct periodic audits of Bank in connection with the compensation owed to it by Bank in connection with the BankMobile Program. Bank shall pay Higher One the amounts owed to Higher One in connection with Bank Mobile program on a quarterly basis on a date that is no later than twenty (20) days after the end of each calendar quarter.  Both parties agree to review in good faith the BankMobile compensation arrangement set forth in this section one year after the date of this Amendment.
7.            Section 7.1 of the original Agreement shall be amended and restated as follows:

7.1 Term. The initial term of this Agreement shall be five (5) years from the Effective Date, and shall renew automatically for additional five (5) year terms unless either Party gives written notice of non-renewal 365 days prior to the expiration of the then-current term; provided, however that this Agreement may be terminated prior to the end of the initial term or any such renewal term as set forth in Section 7.2 ("Term").

8.            Subsection 7.2(b) shall be amended and restated as follows:

(b) by either Party, without cause, upon 365 days' prior written notice, specifying a termination date;

9.            Subsection 7.2(e) shall be deleted and restated as follows:

(e) This subsection has been purposefully left blank.

10.            Subsection 7.2(f) shall be amended and restated as follows:

(f) by Higher One, immediately upon written notice should Bank or its affiliate become subject to caps on interchange transaction fees because Bank or its affiliate has more than $10 billion in consolidated net assets resulting in Bank no longer qualifying for the small issuer exemption pursuant to the applicable rules of the Durbin Amendment of Dodd–Frank Wall Street Reform and Consumer Protection Act 12 C.F.R 235, unless Bank agrees in writing to keep Higher One whole during the remainder of the Term by paying to Higher One the difference that Higher One would receive if Bank or its affiliate had not become subject to such caps on interchange transaction fees, exclusive of balances kept or serviced by Higher One for BankMobile.

11.            Bank's contact information as set forth in Section 12.10 shall be amended and restated as follows:

Customers Bank
1015 Penn Avenue, Suite 103
Wyomissing, PA 19610
Attn: Glenn Yeager
Email: gyeager@Customersbank.com
Fax: 610-374-5160

12.            This Amendment may not be amended, waived or modified in any manner without the prior written consent of each party hereto.

13.            Except as specifically amended and modified hereby, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.  Higher One and Bank each reserve any and all of their respective rights under the Agreement, as amended and modified hereby.

14.            This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws rules.

15.            This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

CUSTOMERS BANK

By: /s/ Warren Taylor
Its: Warren Taylor, EVP

HIGHER ONE, INC.

By: /s/ Casey McGuane
Its: Casey McGuane, COO